DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                                  SECOND  SECOND       YEAR
REGULATION           STATEMENT CAPTION            QTR.    QTR.       TO DATE
                                                  2000    1999     2000  1999

5-02 (1)            Cash and Cash Items           16326   14637   16326  14637
5-02 (2)            Marketable Securities        100293  105087  100293 105087
5-02 (3)(b)(1)      Notes Receivable             337565  322048  337565 322048
5-02 (4)            Allowance for Doubtful
                      Accounts                     3898    3822    3898   3822
5-02 (15)           Total Assets                 486277  471133  486277 471133

5-02 (24)           Other Liabilities            440899  427508  440899 427508
5-02 (30)           Common Stock                   3718    3705    3718   3705
5-02 (31)(a)(2)     Additional Capital Other      15300   15034   15300  15034
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated              26383   24903   26383  24903
                    Treasury Stock                  (23)    (17)    (23)   (17)

5-03 (b)(1)(e)      Other Revenues                10888   10484   21471  20683

5-03 (b)(2)(e)      Cost of Other Revenues         4147    3970    8265   7912
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount              4642    4192    8951   8376
5-03 (b)(10)        Income Before Taxes and
                      Other Items                  2099    2322    4255   4395

5-03 (b)(11)        Income Tax Expense              731     789    1413   1505
5-03 (b)(14)        Income/Loss from Continuing
                      Operations                   1368    1533    2842   2890

5-03 (b)(19)        Net Income or Loss             1368    1533    2842   2890